Jacques D. Kerrest Joins Board of Directors of Elephant Talk Communications

SCHIPHOL, The Netherlands, August 1, 2011 Elephant Talk Communications, Inc. (OTCBB:ETAK)( http://www.elephanttalk.com/) today announced that it has appointed Jacques D. Kerrest to the Company’s Board of Directors, effective August 1, 2011.

Mr. Kerrest has more than 30 years of experience in banking, finance, operations and executive management. He recently served as Chief Operating Officer and Chief Financial Officer of ActivIdentity Corp, a security software company. Prior to that he was Chief Financial Officer of Virgin Media, Inc., a leading communications company (video, telephony, broadband and mobile) in the UK. He also served as Chief Financial Officer of Equant, Inc., Harte-Hanks, Inc., and Chancellor Broadcasting Company. Mr. Kerrest served as a Board member and Chairman of the Audit Committee of CKX, Inc., until the company was sold to a large private equity firm.

“I am extremely pleased to welcome Jacques Kerrest to Elephant Talk’s Board of Directors,” said Steven van der Velden, CEO of the company. “We are fortunate to have access to Jacques’ expertise in global finance and operations at a time when ETAK plans for aggressive growth around the world. As an additional benefit, Jacques is experienced in the global telecom and transaction security domains that are at the core of ETAK business.”

A native of France, Mr. Kerrest is a US citizen who resides in McLean, Virginia.
On the date that the appointment of Mr. Kerrest to the Elephant Talk Board of Directors becomes effective, Yves van Sante, CEO of Q.A.T. Investments SA, will resign from the Elephant Talk Board of Directors.  Mr. van Sante will maintain an affiliation with the ETAK board as an observer.

With these actions, four of the seven members of the Elephant Talk Board of Directors will be independent, fulfilling one of the requirements to up-list to a national exchange.

About Elephant Talk Communications

Elephant Talk Communications, Inc. (OTCBB: ETAK) is an international provider of business software and services to the telecommunications and financial services industry. The company enables both mobile carriers and virtual operators to offer a full suite of products, delivery platforms, support services, superior industry expertise and high quality customer service without substantial upfront investments from clients. Elephant Talk provides global telecommunication companies, mobile network operators, banks, supermarkets, consumer product companies, media firms, and other businesses a full suite of products and services that enables them to fully provide telecom services as part of their business offerings. The company offers various dynamic products that include remote health care, credit card fraud prevention, mobile internet ID security, multi-country discounted phone services, loyalty management services, and a whole range of other emerging customized mobile services. For more information, visit (www.elephanttalk.com).

{00170138.DOC.1}Elephant Talk Communications Inc.
19103 Centre Rose Boulevard, Lutz, FL 33558
United States
 Telephone: + 1 813 926 8920

About ValidSoft

ValidSoft is a subsidiary of Elephant Talk Communications, Inc. (OTCBB: ETAK), (www.elephanttalk.com) and is a market leader in providing solutions to counter electronic fraud relating to card, the Internet, and telephone channels. ValidSoft's solutions are at the cutting edge of the market and are used to verify the authenticity of both parties to a transaction (Mutual Authentication), and the integrity of the transaction itself (Transaction Verification) for the mass market, in a highly cost effective and secure manner, yet easy to use and intuitive. For more information, please visit (www.validsoft.com).

Contact:
Elephant Talk Communications, Inc.
Mr. Steven van der Velden
Tel: + 31 20 653 59 16
steven.vandervelden@elephanttalk.com
www.elephanttalk.com

Investor Relations:
Alliance Advisors, LLC
Thomas P. Walsh
Tel: + 1 212-398-3486
twalsh@allianceadvisors.net

ValidSoft:
Emmanuelle Filsjean
Tel: +44 (0)20 3170 8999
Email: Emmanuelle.Filsjean@validsoft.com

For UK only:
Fishburn Hedges +44 (0)20 7839 4321
James Gilheany and Paul Farrow
validsoft@fishburn-hedges.co.uk

{00170138.DOC.1}Elephant Talk Communications Inc.
19103 Centre Rose Boulevard, Lutz, FL 33558
United States
 Telephone: + 1 813 926 8920